Frederick County Bancorp, Inc. Reports Results for the Third Quarter 2011

FREDERICK, Md., Oct. 27, 2011 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank ("FCB"), announced today that, for the quarter ended September 30, 2011, the Company recorded net income of $156 thousand and diluted earnings per share of $0.10, as compared to net income of $242 thousand and diluted earnings per share of $0.16 recorded for the third quarter of 2010. Earnings in the third quarter of 2011 have been impacted by the increase in the provision for loan losses to $900 thousand from the $410 thousand recognized in the same period in 2010, as well as by securities gains of $383 thousand realized in the third quarter of 2011 and $1 thousand realized in 2010.

The Company earned $680 thousand with diluted earnings per share of $0.45 for the nine months ended on September 30, 2011, as compared to $888 thousand in earnings and diluted earnings per share of $0.60 for the same period in 2010. Earnings for the first nine months of 2011 reflect an increase of $410 thousand in noninterest expense to $6.4 million in 2011 from the $5.9 million recorded in the same period in 2010, an increase in the provision for loan losses of $505 thousand to $1.5 million in 2011 from the $1.0 million recorded in 2010 and the positive impact from securities gains of $386 thousand realized in 2011 compared to $85 thousand realized in 2010. The increase in noninterest expense was due primarily to foreclosure and data processing system conversion expenses.

Net loan charge-offs for the first nine months of 2011 totaled $2.1 million, consisting of seven (7) loans charged-off. Net loan charge-offs for the same period in 2010 totaled $609 thousand, consisting of three (3) loans charged-off.

The ratio of the allowance for loan losses to total loans stood at 1.49% and 1.61% as of September 30, 2011 and 2010, respectively, and 1.78% at December 31, 2010. Nonperforming assets stood at $4.4 million and $2.7 million at September 30, 2011 and 2010, respectively, and at $2.9 million at December 31, 2010. The corresponding nonperforming assets to total assets ratios were 1.51% and 0.92% as of September 30, 2011 and 2010, respectively, and 1.01% as of December 31, 2010. The Company also reported that, as of September 30, 2011, assets stood at $291.2 million, with total deposits of $246.2 million and gross loans of $209.7 million, representing decreases of (2.1)% and (4.0)%, and a decrease of (4.1)%, respectively, compared to the first nine months of 2010.

Frederick County Bank recognized its ten year anniversary on October 18 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland. A fifth office is being constructed on the East side of Frederick City near the airport and is expected to be completed prior to the end of this year. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com and the top Five Star Rating from Bauer Financial, Inc., both as of June 30, 2011.

	September 30,	September 30,	December 31,
	2011	2010	2010
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$ 291,190	$ 297,427	$ 289,043
Cash and due from banks	1,720	1,485	1,469
Federal funds sold and other overnight investments	25,887	28,300	40,596
Investment securities - available for sale	38,322	42,015	30,178
Restricted stock	1,508	1,521	1,521
Loans, net	206,564	215,074	205,669
Allowance for loan losses	3,129	3,528	3,718
Deposits	246,189	256,382	248,624
Short-term borrowings	2,700	300	300
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	25,007	23,366	23,195

Nonperforming assets	4,392	2,729	2,928

SELECTED FINANCIAL DATA
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$ 3,463	$ 3,717	$ 10,299	$ 10,866
Interest expense	754	1,047	2,368	3,040
Net interest income	2,709	2,670	7,931	7,826
Provision for loan losses	900	410	1,515	1,010
Net interest income after provision for loan losses	1,809	2,260	6,416	6,816
Securities gains	383	1	386	85
Loss on sale of foreclosed properties	(18)	-	(18)	-
Noninterest income (excluding gains (losses))	162	149	438	433
Noninterest expense	2,183	2,039	6,358	5,948
Income before provision for income taxes	153	371	864	1,386
Provision for income tax (benefits) expense	(3)	129	184	498
Net income	156	242	680	888

Net charge-offs	1,387	21	2,105	609

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.11	$ 0.16	$ 0.46	$ 0.60
Diluted earnings per share	$ 0.10	$ 0.16	$ 0.45	$ 0.60
Basic weighted average number of shares outstanding	1,482,044	1,473,258	1,477,708	1,469,011
Diluted weighted average number of shares outstanding	1,519,305	1,488,820	1,513,849	1,481,562
Common shares outstanding	1,504,494	1,469,364	1,504,494	1,469,364
Dividends paid	$ -	$ -	$ 0.10	$ -
Book value per share	$ 16.62	$ 15.90	$ 16.62	$ 15.90

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.21%	0.32%	0.31%	0.42%
Return on average equity	2.54%	4.14%	3.76%	5.20%
Allowance for loan losses to total loans	1.49%	1.61%	1.49%	1.61%
Nonperforming assets to total assets	1.51%	0.92%	1.51%	0.92%
Ratio of net charge-offs to average loans	0.66%	0.01%	0.72%	0.28%
Tier 1 capital to risk-weighted assets	12.71%	12.33%	12.71%	12.33%
Total capital to risk-weighted assets	13.96%	13.58%	13.96%	13.58%
Tier 1 capital to average assets	10.17%	9.69%	10.17%	9.69%
Average equity to average assets	8.28%	7.85%	8.24%	8.02%

Weighted average yield/rate on:
Loans	5.89%	6.22%	6.00%	6.27%
Interest-earning assets	5.03%	5.18%	5.04%	5.37%
Interest-bearing liabilities	1.30%	1.78%	1.40%	1.85%
Net interest spread	3.73%	3.40%	3.64%	3.52%
Net interest margin	3.97%	3.75%	3.92%	3.90%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507